2016 Brunswick Performance Plan (BPP)                            Exhibit 10.1
All Other Participants
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Key managers identified on an individual basis.
Performance Period	2016 fiscal year.
Performance Measures
Bonuses based 100% on achievement against the following financial measures as of the end of the performance period.

For Corporate-level employees,
25% based on Earnings Per Share (EPS (ex. items)),
25% based on overall Brunswick Free Cash Flow (“FCF”),
16.67% based on Mercury Marine Earnings Before Interest and Taxes (EBIT),
16.67 based on Boat Group EBIT, and
16.67 based on Life Fitness EBIT

For Division participants,
25% based on EPS (ex. items),
25% based on overall Brunswick FCF, and
50% based on applicable division EBIT

FCF is consistent with external reporting definition.

FCF, EPS (ex. items) and EBIT from continuing operations results for the year will be adjusted for:
Restructuring, exit, integration, and impairment costs (including debt extinguishment costs) and associated savings - variance from budget;
Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions not contemplated in strategic plan) - Cybex performance is included in targets;
Impact of any “unusual in nature” or “infrequently occurring” charges or charges related to changes in accounting principles;
Cash taxes - variance from budget;
Pension contributions - variances from budget;
Pension liability settlement or plan amendment charges;
Impact of change in tax law - variance from budget;
Executive deferred compensation payouts not included in Plan; and
Unusual tax items (i.e., FIN 48, Discrete Tax Items, Valuation Allowance Reversals, etc.).

The Human Resources and Compensation Committee will determine the applicable performance goals and the bonuses payable upon attainment of such goals.

Funding Review and Approval
The following steps will be taken to review and approve funding:

* CFO will review performance to evaluate required accruals;
* CEO will review performance at end of performance period and recommend bonuses to the Human Resources and Compensation Committee as appropriate; and
* Human Resources and Compensation Committee will review and approve bonuses as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percentage of salary and covered salary (actual paid for year). In no case shall an award exceed 200% of an individual’s target incentive opportunity.

Individuals must be employed at the end of the performance period to be eligible for an award, with ultimate payout at the discretion of the Human Resources and Compensation Committee. Those employees whose employment terminates due to death, permanent and total disability, or as a result of restructuring activities or plant shutdown will be eligible to receive individual awards at the discretion of the CEO and Chief Human Resources Officer. Any awards payable in the event of termination due to death, permanent disability, as a result of restructuring activities or plant shutdown shall be subject to the achievement of the applicable performance conditions and shall be paid as specified under “Timing and Form of Award Payments.”

Timing and Form of Award Payments
In 2017, after financial results are confirmed and appropriate approvals are obtained; provided, however, that any such award shall be paid to U.S.-based employees no later than March 15, 2017. Payment may be made in cash, shares of Brunswick common stock granted under the Brunswick Corporation 2014 Stock Incentive Plan, a combination of cash or stock, or an alternate form of equity, as determined by the Human Resources and Compensation Committee.

Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Human Resources and Compensation Committee. In addition, bonus awards shall be subject to forfeiture, recovery by Brunswick or other action pursuant to any other clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Additional Terms & Conditions
Payment of any bonus is in the sole discretion of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee may modify, revise, discontinue, cancel or terminate this plan or any payments associated with this plan at any time, without notice.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick for any reason at any time.